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                                                                     Exhibit 5.1

                     [Kindred Healthcare, Inc. Letterhead]

April 26, 2001


Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C.  20549

Re:  Vencor 2000 Stock Option Plan
     -----------------------------
     Vencor Restricted Share Plan
     ----------------------------

Ladies and Gentlemen:

     I am general counsel of Kindred Healthcare, Inc. (formerly Vencor, Inc.) and have reviewed the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate of 1,200,000 shares of Common Stock, par value $0.25 per share (the "Shares"), of Kindred Healthcare, Inc., a Delaware corporation (the "Registrant"), to be issued pursuant to the Vencor 2000 Stock Option Plan and the Vencor Restricted Share Plan (the "Plans").

     I have examined and am familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant, and the various corporate records and proceedings relating to the proposed issuance of the Shares. I have also examined such other documents and proceedings as I have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plans, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ M. Suzanne Reidman
                                    ----------------------
                                    M. Suzanne Reidman
                                    Senior Vice President and General Counsel